Exhibit 99

News at AEP

FOR FURTHER INFORMATION CONTACT

Media:	Pat D. Hemlepp Director, Corporate Media Relations 614/716-1620

Analysts:	Bette Jo Rozsa Managing Director, Investor Relations 614/716-2840

FOR IMMEDIATE RELEASE

AEP REPORTS FIRST-QUARTER ONGOING EPS OF $0.61,

AN INCREASE FROM 2002 DESPITE DILUTION

Significant gain in system sales key contributor to improvement

COLUMBUS, Ohio, April 29, 2003 – American Electric Power (NYSE: AEP), boosted by a significant period-to-period gain in system sales, reported 2003 first-quarter ongoing earnings of $0.61 per share, a $0.02 per share improvement over the same period last year despite the dilutive effect of additional shares outstanding.

Results for the quarter were:

	First quarter ended March 31
	2002	2003	Variance
Revenue ($ in billions)	3.2	4.1	0.9
Earnings ($ in millions):
Ongoing	189.4	218.2	28.8
As reported	(168.9)	440.1	609.0
EPS ($):
Ongoing	0.59	0.61	0.02
As reported	(0.52)	1.24	1.76

Ongoing and as-reported EPS for 2003 are based on an average of approximately 356 million shares outstanding, compared to an average of approximately 322 million shares outstanding in first quarter 2002. The dilution effect of the additional shares is approximately $0.06 on an ongoing basis.

AEP’s as-reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and represent the company’s earnings as reported to the Securities and Exchange Commission.

While as-reported earnings were higher than ongoing earnings in the first quarter of 2003, AEP’s management believes that the company’s ongoing earnings data, or as-reported earnings adjusted for certain items as described in the news release and charts, provides a more meaningful representation of the company’s performance.

AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget, to calculate employee compensation in performance-based plans, and to report to AEP’s board of directors.

Specific items excluded from 2003 ongoing earnings include the negative impact of the cessation of EITF 98-10 related to mark to market for non-derivative energy contracts and an adjustment related to the sale of a water heater rental program, and the positive impact of the implementation of SFAS 143 Asset Retirement Obligation which limits the establishment of retirement cost accruals to those which are legally required to be incurred, the sale of the back-office capabilities for AEP’s retail electricity business in Texas, and an adjustment to an impairment for South Coast generation.

A full reconciliation of items contributing to the difference between ongoing and as-reported earnings is included at the end of this news release.

ONGOING RESULTS BY SEGMENT

($ in millions except per share data; EPS based on 322mm shares in 2002, 356mm shares 2003)

	Q1 2002	EPS	Q1 2003	EPS
Utility operations	227	0.71	308	0.86
Investments	(31)	(0.10)	(75)	(0.21)
Parent company	(7)	(0.02)	(15)	(0.04)

“We had a very good first quarter, marked by both increased earnings and the completion of actions that improved our financial condition,” said E. Linn Draper Jr., AEP’s chairman, president and chief executive officer.

“Our utility businesses, the core of our company, benefited from favorable weather and higher natural gas prices,” Draper said, noting that net earnings from utility operations increased 36 percent and earnings per share from utility operations increased 21 percent. “We aggressively marketed excess power from our low-cost generation to neighboring utilities, taking advantage of improved market prices for power, weather-related demand increases and high availability from our plants at periods of peak demand. This brought dramatic increases in system sales volumes and profits in the quarter.

“On the financial side, we completed a successful equity offering and took steps that effectively eliminated our refinancing risk for this year,” Draper said. “We said we would take these actions in 2003, and we completed them in a 30-day period in February and March.”

The first-quarter results are in line with AEP’s 2003 ongoing earnings guidance of between $2.20 and $2.40 per share.

ONGOING RESULTS FROM UTILITY OPERATIONS

($ in millions except per share data; EPS based on 322mm shares in 2002, 356mm shares 2003)

	Q1 2002	Q1 2003	Variance
Retail Margin – Regulated Integrated Utilities	676	673	(3)
Ohio Companies	460	480	20
Texas Wires	108	157	49
Texas Supply/REP	122	88	(34)
FERC Municipal and Co-op Customers	59	71	12
System Sales	25	130	105
Other Wholesale Transactions	55	(3)	(58)
Transmission Revenue – 3rd Party	85	111	26
Other Operating Revenue	61	84	23
Total Gross Margin	1,651	1,791	140
Operations & Maintenance	(662)	(670)	(8)
Depreciation & Amortization	(303)	(294)	9
Taxes Other Than Federal Income Taxes	(195)	(202)	(7)
Capital Cost and Other	(146)	(164)	(18)
Federal Income Taxes	(118)	(153)	(35)
Ongoing Net Earnings Utility Operations	227	308	81
Ongoing Earnings Per Share	0.71	0.86	0.15

Improved earnings from system sales (the sale of wholesale power to third parties) were the primary contributor to increased earnings from utility operations. System sales volume increased 10 percent to 7,681 gigawatt hours, but system sales gross margin increased 420 percent to $130 million because of higher market prices for power and improved realization over AEP’s variable production costs in the first quarter when compared with the results during milder weather in the same period last year.

“System sales are an important part of our business,” Draper said. “We have highly efficient, low-cost generation throughout much of our system, with sufficient capacity to meet our utility customers’ needs and still sell into the market. We work hard to have the plants available at peak times to benefit from higher market prices. That strategy paid off for us in the first quarter.”

The improved market conditions also contributed to a 31 percent improvement in transmission revenue, since it increased the electricity flow on AEP’s transmission grid.

The integrated utilities performance was flat as load growth of 4 percent was offset by higher fuel prices not recovered under frozen rates, and higher capacity payments to Ohio Power. For the Ohio companies, the load growth was a bit less than 4 percent, but the fuel recovery was more favorable, and capacity payments from AEP’s integrated utilities in eastern states were higher.

The gain in earnings from Texas wires is attributed to $56 million in non-cash earnings associated with stranded cost recovery in Texas, which reflects the difference between the actual price received from the state-mandated auction of 15 percent of generation capacity and the earlier estimate of market prices derived from the Public Utility Commission of Texas (PUCT) model. It has been established as a regulatory asset that is recoverable through the 2004 true-up process established by deregulation laws in Texas.

The Texas supply business results reflected higher gross margins from generating units in the Electric Reliability Council of Texas (ERCOT), offset by a potential $40 million fuel disallowance.

The reduction in earnings from other wholesale transactions was expected, since AEP announced in October that it was exiting wholesale markets where it doesn’t own assets. The transition electric trading book associated with AEP’s exit from those markets is included in other wholesale transactions and is compared to gains in those markets in first-quarter 2002. Also included is the approximately $10 million loss from settlement of a power supply contract dispute with Public Utility District No. 1 of Snohomish County, Wash.

ONGOING RESULTS FROM INVESTMENTS

($ in millions except per share data; EPS based on 322mm shares in 2002, 356mm shares 2003)

	Q1 2002	Q1 2003	Variance
AEP Energy Services, includes Gas HoldCo (HPL & LIG)	(48)	(15)	33
MEMCO	3	1	(2)
AEP Coal	(2)	(2)	—
UK Generation, includes European and Nordic Trading net earnings	24	(39)	(63)
Independent Power Plants and Wind Farms	(1)	(8)	(7)
AEP Resources – Other	(11)	(8)	3
SEEBOARD (sale closed 7/29/2002)	33	—	(33)
CitiPower (sale closed 8/30/2002)	(11)	—	11
AEP Communications	(10)	—	10
CSW International	(2)	(3)	(1)
Other	(6)	(1)	5
Total Investments	(31)	(75)	(44)
Ongoing Earnings Per Share	(0.10)	(0.21)	(0.11)

“As anticipated, our non-core investments continue to be a drain on earnings, but we have announced steps to address the situation,” Draper said. “We will continue to focus on our core utility businesses. Assets that we consider to be non-core or outside of the business of generating and transmitting electricity will be divested when market conditions are favorable.”

The primary negative factor is the performance of AEP’s generation assets in the United Kingdom.

“Power prices in the UK remain depressed, and we do not expect much improvement in the immediate future,” Draper said. “It’s obviously not a great market for selling power, but it’s also not a great market for selling the plants. For now we plan to continue running the plants as long as revenues exceed the variable costs of operating them. We will also continue our efforts to reduce the losses.”

The AEP Energy Services’ loss in the current period reflects the volatility in the gas market as a result of weather, operational constraints and historically high gas prices.

American Electric Power owns and operates more than 42,000 megawatts of generating capacity in the United States and select international markets and is the largest electricity generator in the U.S. AEP is also one of the largest electric utilities in the United States, with almost 5 million customers linked to AEP’s 11-state electricity transmission and distribution grid. The company is based in Columbus, Ohio.

American Electric Power’s quarterly earnings conference call with financial analysts will be broadcast live over the Internet at 9:30 a.m. EDT Tuesday, April 29. Audio will be available at http://www.firstcallevents.com/service/ajwz379124419gf12.html or http://www.AEP.com/investors/webcasts/default.htm.

The call will be archived on http://www.aep.com for use by those unable to listen during the live webcast.

Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an e-mail to webcastsupport@tfprn.com.

The comments set forth above include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including (1) statements concerning the Company’s plans, objectives, expected performance and expenditures and (2) other statements that are other than statements of historical fact. These forward-looking statements reflect assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from forward-looking statements are electric load and customer growth, abnormal weather conditions, availability of generating capacity, the ability to recover net regulatory assets and other stranded costs in connection with deregulation of generation, the outcome of environmental regulation and litigation, the impact of fluctuation in commodity prices and interest rates, and other risks and unforeseen events over which the Company has no control. The reader is also directed to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. Furthermore, historical results may not be indicative of the Company’s future performance.

American Electric Power

Financial Results for March 2003 YTD Actual vs March 2002 YTD Actual

		2002		2003
		($ millions)	EPS	($ millions)	EPS
	UTILITY OPERATIONS:
	Gross Margin:
1	Retail Margin – Regulated Integrated Utilities	676		673
2	Ohio Cos.	460		480
3	Texas Wires	108		157
4	Texas Supply / REP	122		88
5	FERC Municipal and Co-op Customers	59		71
6	System Sales	25		130
7	Other Wholesale Transactions	55		(3)
8	Transmission Revenue – 3rd Party	85		111
9	Other Operating Revenue	61		84

10	Total Gross Margin	1,651		1,791
11	Operations & Maintenance	(662)		(670)
12	Depreciation & Amortization	(303)		(294)
13	Taxes Other than FIT	(195)		(202)
14	Capital Cost and Other	(146)		(164)
15	Federal Income Taxes	(118)		(153)

16	Net Earnings Utility Operations	227	0.71	308	0.86

	INVESTMENTS:
17	AEPES, inclds Gas HoldCo (HPL & LIG)	(48)		(15)
18	MEMCO	3		1
19	AEP Coal	(2)		(2)
20	UK Generation, inclds European and Nordic Trading net earnings	24		(39)
21	IPPs and Wind Farms	(1)		(8)
22	AEP Resources – Other	(11)		(8)
23	SEEBOARD (Sale closed 7/29/2002)	33		—
24	CitiPower (Sale closed 8/30/2002)	(11)		—
25	AEP Communications	(10)		—
26	CSW International	(2)		(3)
27	Other	(6)		(1)

28	Total Investments	(31)	(0.10)	(75)	(0.21)

29	Parent Company	(7)	(0.02)	(15)	(0.04)

30	ON-GOING EARNINGS	189	0.59	218	0.61

Note:	For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power

Financial Results for March 2003 YTD Actual vs March 2002 YTD Actual

	2002		2003
	($ millions)	EPS	($ millions)	EPS
On-going Earnings	189.4	0.59	218.2	0.61
Special Items:
SFAS 143 Asset Retirement Obligation	—		241.8	0.68
Net Proceeds from Sale of Mutual Energy (back office operations)	—		25.6	0.07
Adjustment to South Coast Impairment	—		6.0	0.02
Adjustment to sale of water heater rental program	—		(2.5)	—
Cessation of EITF 98-10 re: MTM accounting	—		(49.0)	(0.14)
SFAS 142 Goodwill Transitional Impairment – SEEBOARD	(323.0)	(1.00)
SFAS 142 Goodwill Transitional Impairment – CitiPower	(27.3)	(0.09)
SFAS 142 Goodwill Transitional Impairment – AEP Gas Power GP, LLC	(8.0)	(0.02)

Total Special Items	(358.3)	(1.11)	221.9	0.63

Reported Earnings	(168.9)	(0.52)	440.1	1.24

American Electric Power

Summary of Selected Sales Data

For Domestic and Trading Operations

(Data based on preliminary, unaudited results)

	3 Months Ended March 31,
	2002**	2003**	Change
ENERGY SUMMARY
Retail – Domestic Electric (in millions of kWh):
Residential	12,982	13,513	4.1%
Commercial	8,895	8,891	0.0%
Industrial	13,399	12,612	-5.9%
Miscellaneous	624	695	11.4%

Total Domestic Retail	35,900	35,711	-0.5%

Wholesale – Domestic Electric (in millions of kWh):	14,689	20,359	38.6%

WEATHER SUMMARY (in degree days):
Actual – Heating	1,743	2,091	20.0%
– Cooling	12	5	-58.3%
Normal – Heating		1,977	5.8%*
– Cooling		12	-58.3%*

*	2003 Actual vs. Normal

**	Excludes energy transported on behalf of non-affiliated REP’s in Texas; energy sold to affiliated REP’s in Texas are included in wholesale sales.